NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES NYSE American LLC ("NYSE American" or the "Exchange") hereby notifies the Securities and Exchange Commission (the "Commission") of its intention to remove the entire class of Class A Ordinary Shares; Units, each consisting of one Class A ordinary share and one-fourth of one redeemable warrant; Redeemable Warrants, each whole warrant exercisable for one Class A ordinary share at an exercise price of $11.50 (the "Securities"), of Jaws Mustang Acquisition Corp. (the "Company") from listing and registration on the Exchange on November 12, 2024, pursuant to the provisions of Rule 12d2-2(b) because, in the opinion of the Exchange, the Securities are no longer suitable for continued listing and trading on NYSE American. The Exchange previously announced on February 5, 2024 that the Company was no longer suitable for listing pursuant to Sections 119(b) and 119(f) of the NYSE American Company Guide because the Company failed to consummate a business combination (i) within 36 months of the effectiveness of its initial public offering registration statement, or (ii) such shorter period that the Company specified in its registration statement. The Company was notified on February 5, 2024. Pursuant to the above authorization, a press release regarding the proposed delisting was issued and posted on the Exchange's website on February 5, 2024. On November 1, 2024, the Exchange determined that the Securities of the Company should be suspended from trading and directed the preparation and filing with the Commission of this application for the removal of the Securities from listing and registration on the NYSE American. The Company had a right to appeal to a Committee of the Board of Directors of the Exchange the determination to delist the Securities, provided it filed a written request for such a review with the Secretary of the Exchange within seven calendar days of receiving notice of the delisting determination. The Company filed such a request on February 12, 2024, within the specified time period. On November 1, 2024, the Committee issued a decision in which it upheld the Exchange's previously announced determination to delist the Company's Securities. The Company had a right to further appeal this determination. On Novmber 1, 2024, the Company informed the Exchange that it will not exercise that right. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.